EXHIBIT 1

STEVEN S. MYERS, LARGEST SHAREHOLDER OF SM&A, ANNOUNCES

HIS INTENTION TO ELECT FOUR DIRECTORS TO SM&A BOARD

NEWPORT BEACH, Calif., Mar. 24, 2008 – Steven S. Myers, the largest shareholder of SM&A (NASDAQ: WINS) as well as the Company’s founder and retired chairman and chief executive officer, today announced his intention to solicit proxies for the election of four candidates, including himself, to the SM&A Board of Directors at the Company’s Annual Meeting of Shareholders, currently scheduled to be held on Tuesday, May 6, 2008.

As indicated in a Preliminary Proxy Statement to be filed today with the Securities and Exchange Commission, Mr. Myers, who beneficially owns approximately 15.8 percent of the Company’s stock, will lead a partial Board slate that will also include Kenneth W. Colbaugh, Albert S. Nagy, and Redge E. Bendheim.

The decision of Messrs. Myers, Colbaugh, Nagy and Bendheim to seek seats on the SM&A Board was based on their shared belief that the decline of more than forty percent in the Company’s stock price over the past year is largely or entirely  attributable to inappropriate financial guidance provided by the Company’s chief executive officer on investment community conference calls in recent quarters; poorly controlled growth of the Company’s selling, general and administrative (SG&A) expenses over the same period; inappropriate handling of various aspects of a recently completed strategic transaction; and management actions or failures to act resulting in the loss of several highly capable senior professionals, some of whom have since started businesses that now compete with the Company – some or all of which circumstances might not have occurred with better Board oversight.

Mr. Myers said: “In my view, SM&A’s stock price is well below its intrinsic value.  A better-qualified board is needed to provide the expertise and guidance necessary to help SM&A realize its full business potential.  A better-qualified board will also help ensure that the necessary initiatives are undertaken to realize enhanced value for shareholders.  It is therefore vitally important to the best interests of the Company and its shareholders that the highly qualified director nominees I am proposing be elected at this year’s annual meeting.”

Mr. Myers, 61, founded SM&A – known until 1998 as Steven Myers & Associates – in 1982, and served as the Company’s Chairman and Chief Executive Officer until his retirement on March 31, 2007.

Mr. Colbaugh, 55, served as a Director, Executive Vice President and Chief Operating Officer of SM&A from 1990 to 1999, during which the Company achieve a compound annual growth rate (CAGR) of 44 percent.

Mr. Nagy, 62, was a Director of the Company from June 2000 to April 2005, and during his tenure served in a number of board capacities including Chair of the Compensation and of the Governance Committees.

Mr. Bendheim, 54, was a tax partner with KPMG LLP and recently retired after thirty years of service in public accounting, during which he provided financial and tax planning services to numerous publicly and privately held companies, including SM&A.

The four proposed directors on the Myers slate would replace current SM&A directors William C. Bowes, John P. Stenbit, Joseph B. Reagan and Robert J. Untracht.  If the Myers slate is elected, and assuming the re-election of SM&A’s other directors, the Company’s  nine-member Board of Directors would also include Dwight L. Hanger, J. Christopher Lewis, Cathy L. McCarthy, Gen. Peter Pace, and Robert Rodin.

Mr. Myers has engaged Kirkland & Ellis LLP as his principal legal advisor with regard to the proxy solicitation, and has engaged Georgeson Inc. as proxy solicitor, among other advisors.

Mr. Myers has also requested a shareholder list from the Company in order to communicate with SM&A shareholders concerning his efforts to replace four members of the Company’s Board of Directors with the Myers slate of directors.

SM&A, based in Newport Beach, Calif., provides competition management and program support services to major industrial customers in the Aerospace & Defense, Information Technology, Telecommunications, and other industries.

Contact:	Roy Winnick
Kekst and Company
212-521-4842
roy-winnick@kekst.com

THIS PRESS RELEASE IS FOR GENERAL INFORMATIONAL PURPOSES ONLY.  IT DOES NOT PERTAIN TO THE SPECIFIC INVESTMENT OBJECTIVE, FINANCIAL SITUATION, SUITABILITY, OR THE PARTICULAR NEEDS OF ANY SPECIFIC PERSON WHO MAY RECEIVE THIS PRESS RELEASE, AND SHOULD NOT BE TAKEN AS ADVICE ON THE MERITS OF ANY INVESTMENT DECISION.  THE VIEWS EXPRESSED HEREIN REPRESENT THE OPINIONS OF STEVEN S. MYERS, AND ARE BASED ON PUBLICLY AVAILABLE INFORMATION WITH RESPECT TO SM&A (THE “ISSUER”).

EXCEPT FOR THE HISTORICAL INFORMATION CONTAINED HEREIN, THE MATTERS ADDRESSED IN THIS PRESS RELEASE ARE FORWARD-LOOKING STATEMENTS THAT INVOLVE CERTAIN RISKS AND UNCERTAINTIES.  YOU SHOULD BE AWARE THAT ACTUAL RESULTS COULD DIFFER MATERIALLY FROM THOSE CONTAINED IN THE FORWARD-LOOKING STATEMENTS.  MR. MYERS ASSUMES NO OBLIGATION TO UPDATE THE FORWARD-LOOKING INFORMATION.

MR. MYERS RESERVES THE RIGHT TO CHANGE ANY OF HIS OPINIONS EXPRESSED HEREIN AT ANY TIME AS HE DEEMS APPROPRIATE.  MR. MYERS DISCLAIMS ANY OBLIGATION TO UPDATE THE INFORMATION CONTAINED HEREIN.

MR. MYERS HAS NOT SOUGHT OR OBTAINED CONSENT FROM ANY THIRD PARTY TO USE ANY STATEMENT OR INFORMATION INDICATED IN THIS PRESS RELEASE AS

HAVING BEEN OBTAINED OR DERIVED FROM STATEMENTS MADE OR PUBLISHED BY THIRD PARTIES.  ANY SUCH STATEMENT OR INFORMATION SHOULD NOT BE VIEWED AS INDICATING THE SUPPORT OF SUCH THIRD PARTY FOR THE VIEWS EXPRESSED HEREIN.  NO WARRANTY IS MADE THAT DATA OR INFORMATION, WHETHER DERIVED OR OBTAINED FROM FILINGS MADE WITH THE SEC OR FROM ANY THIRD PARTY, IS ACCURATE.

EACH OF MR. MYERS, KENNETH W. COLBAUGH, ALBERT S. NAGY AND REDGE E. BENDHEIM (COLLECTIVELY, THE “PARTICIPANTS”) IS DEEMED A PARTICIPANT IN THE SOLICITATION OF PROXIES DESCRIBED IN THIS PRESS RELEASE.  INFORMATION REGARDING THE PARTICIPANTS AND THEIR DIRECT OR INDIRECT INTERESTS, BY SECURITY OWNERSHIP OR OTHERWISE, IS AVAILABLE IN THE PRELIMINARY PROXY STATEMENT ON SCHEDULE 14A FILED BY MR. MYERS WITH THE SECURITIES AND EXCHANGE COMMISSION ON MARCH 24, 2008.

ALL STOCKHOLDERS OF THE ISSUER ARE ADVISED TO READ THE DEFINITIVE PROXY STATEMENT AND OTHER DOCUMENTS RELATED TO THE SOLICITATION OF PROXIES BY MR. MYERS FOR USE AT THE 2008 ANNUAL MEETING OF STOCKHOLDERS OF THE ISSUER WHEN AND IF THEY BECOME AVAILABLE BECAUSE THEY WILL CONTAIN IMPORTANT INFORMATION.  WHEN AND IF COMPLETED, THE DEFINITIVE PROXY STATEMENT AND FORM OF PROXY WILL BE MAILED TO STOCKHOLDERS OF THE ISSUER AND WILL, ALONG WITH OTHER RELEVANT DOCUMENTS, BE AVAILABLE AT NO CHARGE ON THE SEC’S WEB SITE AT HTTP://WWW.SEC.GOV.  IN ADDITION, MR. MYERS WILL PROVIDE COPIES OF THE DEFINITIVE PROXY STATEMENT WITHOUT CHARGE UPON REQUEST.